                                                Filed Pursuant To Rule 424(b)(3)
                                                      Registration No. 333-24669

             Prospectus Supplement to Prospectus dated April 7, 1997

                             Summit Properties Inc.

                         589,792 Shares of Common Stock

         Unless the context otherwise requires, all references to "we," us" or "our company" in this prospectus supplement refer collectively to Summit Properties Inc., a Maryland corporation, and its subsidiaries, including Summit Properties Partnership, L.P., a Delaware limited partnership, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

     This prospectus supplement updates the information we provided in our prospectus dated April 7, 1997 relating to 589,792 shares of our common stock that we have issued or may issue in the future when we redeem units of limited partnership interest in Summit Properties Partnership, L.P. This prospectus supplement is not complete without the prospectus, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus. Unless we indicate otherwise, the information in this prospectus supplement is as of November 5, 1999.

     We are providing this prospectus supplement to update the table in the prospectus under the caption "Selling Stockholders" to include information relating to Douglas A. Hoeksema in connection with a particular redemption of units and transfer of the balance thereof to Susan A. Hoeksema:

                                                   Units Owned as
                      Shares of                     of November 5,
                        Common                     1999 that may be
                     Stock Owned      Shares         Redeemed for
                        as of         Offered      Shares at Summit     Percent of all
                     November 5,      by This     Properties Inc.'s        Common            Percent of all
Name                    1999        Prospectus        Option (1)          Stock (2)         Shares/Units (3)
----                 -----------    ----------    -----------------     --------------      ----------------
Douglas A. Hoeksema      3,100           0                 0                   *                    *
Susan A. Hoeksema            0           0            13,374                   *                    *

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*    Less than one percent.

(1) All units listed in this column can be redeemed on a one-for-one basis for shares of our common stock under certain conditions. Upon such redemption all such shares of common stock may be offered for sale pursuant to this prospectus.

(2) Assumes that all units held by the above selling stockholder are redeemed for shares of common stock. The total number of shares of common stock outstanding used in calculating this percentage assumes that none of the units held by other persons are redeemed for shares of common stock.

(3) Assumes that all units held by the selling stockholder are redeemed for shares of common stock. The total number of shares of common stock outstanding used in calculating this percentage includes the total number of shares of common stock outstanding and the total number of units outstanding held by persons other than us.

          The date of this prospectus supplement is November 23, 1999.